GENLYTE GROUP AND THOMAS INDUSTRIES AGREE TO CREATE
                           POWERFUL NEW JOINT VENTURE

               TRANSACTION BRINGS TOGETHER TWO INDUSTRY LEADERS
                          AND DOZENS OF PREMIER BRANDS

UNION, NJ AND LOUISVILLE, KY, APRIL 29, 1998 - The Genlyte Group Incorporated [NASDAQ: GLYT] and Thomas Industries Inc. [NYSE: TII] today announced that their boards of directors have unanimously approved a definitive agreement for a transaction that creates a lighting joint venture between the two companies. The transaction is expected to be accretive to both companies' earnings in 1999 and beyond. Genlyte and Thomas will continue to exist as separate publicly traded companies.

The new joint venture will combine the fourth and fifth largest companies in the North American lighting fixture industry, creating a strong competitor with a significant domestic market share of 13%. By uniting the highly complementary product lines and geographical strengths of Genlyte and Thomas, the joint venture will be better positioned to capitalize on growth opportunities.

The joint venture will have more than 5,000 employees and had combined lighting sales in 1997 of more than $860 million. The joint venture will maintain existing brand identifications for products of each company. Genlyte markets under the Bronzelite, Crescent, Diamond F, ExceLine, Forecast, Hadco, Lightolier, Lightolier Controls, Stonco and Wide-Lite brand names in the U.S., and the Keene-Widelite, Lightolier, Prodel, Stonco, Uniglo and CFI (Canadian Fluorescent Industries) brands in Canada. Thomas brands include Day-Brite, Gardco, Emco,
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Capri, Omega, McPhilben, Matrix, Electro/Connect, Lumec, Lumec-Schreder, ZED,
Starlight, C&M (Canada) and Thomas.

Under the agreement, Genlyte will contribute substantially all of its assets and liabilities to the joint venture, which will be in the form of a limited liability company. Thomas will contribute substantially all of its lighting assets and related liabilities to the joint venture. Genlyte will own a 68% interest in the joint venture and Thomas will own a 32% interest.

Larry K. Powers, President and Chief Executive Officer of Genlyte, said, "The combined companies will have the critical mass, purchasing power and manufacturing efficiencies to compete with other leaders in the industry. The joint venture will have broad North American manufacturing and distribution capabilities, a strengthened management team and will be poised to make future strategic acquisitions. In addition, the venture will possess a number of the leading brand names in the industry. We expect this transaction to give us the financial strength and flexibility to continue to grow, to provide new opportunities for employees, to better serve customers and to create value for shareholders."

Timothy C. Brown, President, Chairman and Chief Executive Officer of Thomas, said, "I am very excited about entering into this joint venture with Genlyte. As stated in the past, Thomas Industries will continue to focus on its two core businesses - Lighting, through the new joint venture, and Compressors/ Vacuum Pumps, where we are the global leader in OEM applications. There is a strong cultural fit between Genlyte and Thomas, and I believe that this joint venture will provide significant benefits for employees, customers and shareholders."

The new joint venture, which is yet unnamed, will be headquartered in Louisville, Kentucky. Mr. Brown will be named Chairman of the Management Board and Mr. Powers will be named President and Chief Executive Officer. Richard J. Crossland, currently Corporate Vice President of Thomas, will be named Executive Vice President and Chief Operating Officer. The
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Management Board will consist of two current Thomas directors and four current Genlyte directors, including Mr. Brown and Mr. Powers.

The transaction is expected to create annual synergies in excess of $30 million, which will be fully realized by the year 2000 as a result of cost savings, economies of scale and revenue enhancement opportunities. Mr. Powers and Mr. Crossland emphasized that the synergies created from this partnership will be defined over the next several months. Immediate benefits will include cost reductions from the combined purchasing power of the two companies. As the new joint venture structure is formed, the combined capabilities and overall manufacturing capacity on both sides will be evaluated, and operating consolidations may be identified. Other cost efficiencies will be realized in freight and warehousing, product and plant rationalizations and overall manufacturing synergies.

Both Genlyte and Thomas brands will continue to be sold through their current separate and distinct sales organizations.

During the last four years, both Genlyte and Thomas have made significant improvements in their operating results, and they have continued those improvements in the first quarter of 1998. Genlyte's and Thomas' experienced management teams have proven track records of growing sales and profitability.

The transaction is conditioned upon the approvals of shareholders of each company and other customary closing conditions. The companies anticipate that the transaction will be completed in the third quarter of 1998.

Donaldson, Lufkin & Jenrette Securities Corporation acted as financial advisor to Genlyte. Salomon Smith Barney acted as financial advisor to Thomas.
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Thomas Industries, headquartered in Louisville, Kentucky, is a recognized leader in the design and manufacture of commercial, industrial and consumer lighting products as well as compressor and vacuum pumps primarily for global OEM applications. The company has operations in the United States, Canada, Mexico, South America, Europe and Asia.

Genlyte Group is a leading manufacturer of lighting fixtures and controls for the commercial, industrial and residential markets. Its products are sold under the brand names of Bronzelite, Crescent, Diamond F, Exceline, Forecast, Hadco, Homelyter, Lightolier, Lightolier Controls, Stonco, and Wide-Lite in the U.S. and CFI, Keene-Widelite, Lightolier, Lightolier Controls, Prodel, Stonco, and Uniglo in Canada.

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Note to Editors: Today's news release, along with other news about Genlyte Group and Thomas Industries, is available on the Internet at http://www.genlyte.com and http://www.thomasind.com.

The statements in this press release with respect to future results, future expectations and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the companies to meet new business sales goals, fluctuations in commodity prices, slowing of the overall economy, increased interest costs arising from a change in the companies' leverage or change in rates, failure of the companies' plans to produce anticipated cost savings, and the timing and magnitude of capital expenditures, as well as other risks discussed in both companies' filings with the Securities and Exchange Commission, including Annual Reports and 10-Ks for the year ended December 31, 1997. The companies make no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.